UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2003

ROHN Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6718 West Plank Road Peoria, Illinois		61604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 697-4400

Item 2.        Acquisition or Disposition of Assets.

        As previously reported, ROHN Industries, Inc. (the “Company”), a provider of infrastructure equipment to the telecommunications industry, and certain of its subsidiaries (with the Company, the “Debtors”), filed their respective voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Code”), in the United States Bankruptcy Court for the Southern District of Indiana (“Bankruptcy Court”). During the course of the proceedings, the Debtors have operated their businesses and managed their properties as debtors-in-possession.

        On December 11, 2003, the Company announced that it had entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Radian Communication Services Corporation (“Radian”), pursuant to which the Company agreed to sell substantially all of the operating assets of the Debtors located at the Frankfort, Indiana location (the “Assets”) for a purchase price of $7,900,000. On December 19, 2003, the sale of the Assets was closed.

Item 3.        Bankruptcy or Receivership.

        As discussed above, on December 11, 2003, the Company announced that it had entered the Asset Purchase Agreement with Radian, pursuant to which the Company agreed to sell the Assets for a purchase price of $7,900,000. On December 19, 2003, the sale of the Assets was closed.

        One of the Assets sold to Radian pursuant to the Radian Agreement are the trade names “ROHN Industries, Inc.” and “ROHN”. As of December 19, 2003 the Debtors, including the Company, are no longer entitled to operate using either of these trade names. The new legal names of the Debtors are as follows:

ROHN Industries, Inc. has been renamed Frankfort Tower Industries, Inc.;

ROHN Construction, Inc. has been renamed Frankfort Tower Construction, Inc.;

ROHN Installation Services, Inc. has been renamed Frankfort Tower Installation Services, Inc.;

ROHN, Inc. has been renamed Frankfort Tower, Inc.;

ROHN Products, Inc. has been renamed Frankfort Tower Products, Inc.; and

ROHN Enclosures, Inc. has been renamed Frankfort Tower Enclosures, Inc.

        The Assets sold pursuant to the Radian Agreement represent substantially all of the operating assets of the Debtors located at the Frankfort, Indiana location. The Company and the other Debtors currently continue their operations for the sole purpose of the liquidation of any remaining assets of the Debtors for the benefit of their creditors. Once the remaining assets of the Debtors have been liquidated in an orderly fashion, the proceeds will be administered to the bankruptcy estate of the Debtors and applied to the claims and obligations of the Debtors pursuant to the Code. At this time, it is not anticipated that the Company’s shareholders will receive any recovery in the bankruptcy proceedings.

Item 7.        Financial Statements and Exhibits.

        (a)        Not applicable.

        (b)        Not applicable.

        (c)        Not applicable.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2003	ROHN INDUSTRIES, INC. By: /s/ John W. Castle John W. Castle Chief Financial Officer